PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 1, 1998)

                                  $500,000,000
                       BELLSOUTH TELECOMMUNICATIONS, INC.
             6% RESET PUT SECURITIES (REPS-SM-), DUE JUNE 15, 2012*
                               -----------------

                    INTEREST PAYABLE JUNE 15 AND DECEMBER 15
                              -------------------
 BELLSOUTH TELECOMMUNICATIONS, INC. (THE "COMPANY") WILL ISSUE THE 6% RESET PUT
  SECURITIES, DUE JUNE 15, 2012 (THE "REPS-SM-"). THE REPS WILL BE SUBJECT TO MANDATORY REDEMPTION FROM THE EXISTING HOLDERS ON JUNE 15, 2002 THROUGH EITHER
  (I) THE EXERCISE OF THE CALL OPTION BY THE CALLHOLDER OR (II) IN THE EVENT THE CALLHOLDER DOES NOT PURCHASE THE REPS PURSUANT TO THE CALL OPTION, THE
       AUTOMATIC EXERCISE OF THE PUT OPTION BY SUNTRUST BANK, ATLANTA, AS TRUSTEE, ON BEHALF OF THE HOLDERS. THE "CALLHOLDER" WILL BE MORGAN
    STANLEY & CO. INTERNATIONAL LIMITED. IF THE CALLHOLDER, OR ANY SUCCESSOR
    OR ASSIGN THERETO, PURCHASES THE REPS PURSUANT TO THE CALL OPTION, THE
      REPS WILL BE PURCHASED BY THE CALLHOLDER FROM THE HOLDERS THEREOF ON
         JUNE 15, 2002 (THE "COUPON RESET DATE") AT 100% OF THE ENTIRE
      PRINCIPAL AMOUNT THEREOF AND THE INTEREST RATE ON THE REPS WILL BE
       RESET BY THE CALCULATION AGENT EFFECTIVE ON THE COUPON RESET DATE
        PURSUANT TO THE COUPON RESET PROCESS. IF THE CALLHOLDER FOR ANY
        REASON FAILS TO PURCHASE THE REPS ON THE COUPON RESET DATE, THE
       COMPANY WILL BE REQUIRED TO REPURCHASE THE PRINCIPAL AMOUNT OF THE
       REPS FROM THE HOLDERS THEREOF ON THE COUPON RESET DATE AT 100% OF
       THE PRINCIPAL AMOUNT THEREOF. SEE "DESCRIPTION OF THE REPS--CALL
        OPTION; MANDATORY PUT." OWNERSHIP OF THE REPS WILL BE MAINTAINED
         IN BOOK-ENTRY FORM BY OR THROUGH THE DEPOSITORY TRUST COMPANY
        (THE "DEPOSITARY"). INTERESTS IN THE REPS WILL BE SHOWN ON, AND
           TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS
               MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS.
                            ------------------------

   APPLICATION WILL BE MADE TO LIST THE REPS ON THE NEW YORK STOCK EXCHANGE.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                              -------------------

                       PRICE 99.883% AND ACCRUED INTEREST
                              -------------------

                                                                                  UNDERWRITING
                                                              PRICE TO THE       DISCOUNTS AND        PROCEEDS TO
                                                               PUBLIC (1)       COMMISSIONS (2)    COMPANY (1)(3)(4)
                                                           ------------------  ------------------  ------------------
PER REPS.................................................       99.883%              .450%              102.383%
TOTAL....................................................     $499,415,000         $2,250,000         $511,915,000

---------
  (1) PLUS ACCRUED INTEREST FROM JUNE 15, 1998.
  (2) THE COMPANY HAS AGREED TO INDEMNIFY THE SEVERAL UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITING."
  (3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $300,000.
  (4) REPRESENTS CONSIDERATION FOR THE REPS, WHICH INCLUDES CONSIDERATION FOR THE CALL OPTION.

                            ------------------------

         *  REPS IS A SERVICE MARK OF MORGAN STANLEY DEAN WITTER & CO.

                            ------------------------

    THE REPS ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ISSUED TO AND ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. THE UNDERWRITERS RESERVE THE RIGHT TO WITHDRAW, CANCEL OR MODIFY SUCH OFFER AND TO REJECT ORDERS IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE REPS WILL BE MADE IN BOOK-ENTRY FORM THROUGH THE FACILITIES OF THE DEPOSITARY ON OR ABOUT JUNE 22, 1998, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                              -------------------

MORGAN STANLEY DEAN WITTER
          LEHMAN BROTHERS
                     J. P. MORGAN & CO.
                                MERRILL LYNCH & CO.

                                           SALOMON SMITH BARNEY

JUNE 17, 1998

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE REPS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING OF THE REPS, AND MAY BID FOR, AND PURCHASE, THE REPS IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            PROCEEDS OF THE OFFERING

    The Company intends to apply the net proceeds toward general corporate purposes, including the refinancing of commercial paper.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratios of earnings to fixed charges for the Company for the periods indicated.

  THREE MONTHS ENDED                   YEARS ENDED DECEMBER 31,
       MARCH 31,         -----------------------------------------------------
         1998              1997       1996       1995       1994       1993
-----------------------  ---------  ---------  ---------  ---------  ---------
            8.4x             7.18x      6.02x      4.38x      5.68x      3.17x

    For the purpose of this ratio: (i) earnings have been calculated by adding income before income taxes, gross interest expense and such portion of rental expense representative of the interest factor on such rentals; and (ii) fixed charges are comprised of gross interest expense and such portion of rental expense representative of the interest factor on such rentals.

                            DESCRIPTION OF THE REPS

GENERAL

    The REPS will be issued as a Series of debt Securities under (and as defined in) an indenture dated June 1, 1998 and a supplemental indenture thereto dated June 22, 1998 (as supplemented, the "Indenture"). Provisions of the Indenture are more fully described under "Description of Securities" in the attached Prospectus to which reference is hereby made.

    The principal of and interest on the REPS are to be payable at the office or agency of the Company in Atlanta, Georgia.

    The REPS will bear interest at the rate of 6% from June 15, 1998 to but excluding June 15, 2002 (the "Coupon Reset Date"). Interest on the REPS is payable semi-annually on June 15 and December 15 of each year, commencing December 15, 1998 (each an "Interest Payment Date"). Interest will be calculated based on a 360-day year consisting of twelve 30-day months. On each Interest Payment Date, interest shall be payable to the persons in whose name the REPS are registered on the first day of June or December (as the case may be) immediately preceding the related Interest Payment Date (each, a "Regular Record Date"). If Morgan Stanley & Co. International Limited, as Callholder (the "Callholder"), elects to purchase the REPS pursuant to the Call Option (as defined below) the Calculation Agent (as defined below) will reset the interest rate, effective on the Coupon Reset Date, pursuant to the Coupon Reset Process referred to below. In such circumstance, (i) the REPS will be purchased from the holders by the Callholder, in whole but not in part, at 100% of the principal amount thereof on the Coupon Reset Date, on the terms and subject to the conditions described herein (interest accrued to the Coupon Reset Date will be paid by the Company on such date to holders on the immediately preceding Regular Record Date), and (ii) on and after the Coupon Reset Date, the REPS will bear interest at the rate determined by the Calculation Agent in accordance with the procedures set forth under "--Coupon Reset Process if the Notes are Called" below.

FINAL MATURITY DATE

    The REPS will mature on June 15, 2012 (the "Final Maturity Date"). On June 15, 2002, however, holders of the REPS will be entitled to receive 100% of the principal amount thereof (i) from the Callholder if it purchases the REPS pursuant to the Call Option or (ii) if the Callholder does not exercise the Call Option or fails for any reason to pay the Call Price (as defined below) to the Trustee when required, then from the Company following the exercise by the Trustee for and on behalf of the holders of the REPS of the Mandatory Put (as defined below). The Trustee will exercise the Mandatory Put without the consent of or notice to the holders of the REPS.

CALL OPTION; MANDATORY PUT

    (I) CALL OPTION. The initial Callholder will be Morgan Stanley & Co. International Limited. Pursuant to the terms of the REPS, the Callholder has the right to purchase the REPS, in whole but not in part, on the Coupon Reset Date (the "Call Option") at a price equal to 100% of the principal amount thereof (the "Call Price"), by giving irrevocable notice to the Trustee (the "Call Notice"). If the Callholder exercises the Call Option, the Trustee will send a copy of the Call Notice to the holders as required by the terms of the REPS. The Callholder will be required to give the Call Notice to the Trustee in writing prior to 4:00 p.m., New York City time, no later than 15 calendar days prior to the Coupon Reset Date. If the Callholder exercises the Call Option, (i) not later than 2:00 p.m., New York City time on the Business Day prior to the Coupon Reset Date, the Callholder shall pay the amount of the Call Price in immediately available funds to the Trustee for payment of the Call Price to the holders of the REPS on the Coupon Reset Date and (ii) the holders of the REPS will be required to deliver the REPS against payment therefor on the Coupon Reset Date through the facilities of the Depositary. The Callholder is not required to exercise the Call Option, and no holder of the REPS or any interest therein shall have any right or claim against the Callholder as a result of the Callholder's decision whether or not to exercise the Call Option or performance or non-performance of its obligations with respect thereto.

    The Call Option provides for certain circumstances under which such Call Option may be terminated. If the Call Option terminates or if the Callholder fails to pay the Call Price to the Trustee at or prior to the required time, the Trustee shall exercise the Mandatory Put described below. The Trustee shall notify the holders that it is exercising the Mandatory Put as required by the terms of the Indenture.

    (II) MANDATORY PUT. If the Callholder fails for any reason to purchase the REPS on the Coupon Reset Date, the Trustee will be obligated to exercise on behalf of the holders the right to require the Company to purchase the REPS, in whole but not in part (the "Mandatory Put"), on the Coupon Reset Date at a price equal to 100% of the principal amount thereof (the "Put Price"). By its purchase of the REPS, each holder irrevocably agrees that the Trustee shall exercise the Mandatory Put for or on behalf of the holder of the REPS as provided herein. If the Trustee exercises the Mandatory Put then the Company shall deliver the Put Price in immediately available funds to the Trustee by no later than 12:00 noon, New York City time, on the Coupon Reset Date and the holders will be required to deliver the REPS to the Company against payment therefor on the Coupon Reset Date through the facilities of the Depositary. No holder of the REPS or any interest therein has the right to consent or object to the exercise of the Trustee's duties under the Mandatory Put.

COUPON RESET PROCESS IF THE NOTES ARE CALLED

    Pursuant to the terms of a calculation agency agreement, Morgan Stanley & Co. Incorporated has been appointed the calculation agent for the REPS (in its capacity as calculation agent for the REPS, the "Calculation Agent"). If the Callholder exercises the Call Option as set forth above, then the Calculation Agent shall determine the interest rate to be paid on the REPS from and including such Coupon Reset Date to the Final Maturity Date (the "Coupon Reset Rate") according to procedures established by the Company (the "Coupon Reset Process") in the calculation agency agreement (the "Calculation Agreement"). The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated by the Coupon Reset Process to be completed in as timely a manner as possible.

        (a) The Company shall provide the Calculation Agent with (i) a list (the "Dealer List"), no later than five Business Days prior to the Coupon Reset Date, containing the names and addresses of five dealers, one of which shall be Morgan Stanley & Co. Incorporated, from which it desires the Calculation Agent to obtain the Bids (as defined below) for the purchase of the REPS and
    (ii) a copy of any other material reasonably requested by the Calculation Agent to facilitate a successful Coupon Reset Process.

        (b) Within one Business Day following receipt by the Calculation Agent of the Dealer List, the Calculation Agent shall provide to each dealer ("Dealer") on the Dealer List (i) a copy of this Prospectus Supplement and the accompanying Prospectus, (ii) a copy of the form of the REPS and (iii) a written request that each such Dealer submit a Bid to the Calculation Agent no later than 3 p.m., New York City time, on the third Business Day prior to the Coupon Reset Date (a "Bid Date"). "Bid" shall mean an irrevocable written offer given by a Dealer for the purchase of the REPS, settling on the Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on the REPS ("Yield to Maturity"). Each Dealer shall be provided with (i) the name of the Company, (ii) an estimate of the Purchase Price (which shall be stated as a U.S. dollar amount and be calculated by the Calculation Agent in accordance with clause (c) below), (iii) the principal amount and maturity of the REPS and (iv) the method by which interest will be calculated on the REPS.

        (c) The purchase price to be paid by any Dealer for the REPS (the "Purchase Price") shall be equal to (i) the principal amount of the REPS plus (ii) a premium (the "Notes Premium") which shall be equal to the excess, if any, of (A) the discounted present value to the Coupon Reset Date of a bond with a maturity of June 15, 2012, which has as interest rate of 5.541%, semiannual interest payments on each June 15, and December 15 commencing December 15, 2002, and a principal amount equal to the principal amount of the REPS, and assuming a discount rate equal to the Treasury Rate over (B) the principal amount of the REPS. "Treasury Rate" for the REPS means the per annum rate equal to the offer side yield to maturity of the current on-the-run 10 year United States Treasury Security per Telerate page 500 (or any successor or substitute page as may replace such page on such service) no later than 3 p.m., New York City time on the Bid Date.

        (d) The Calculation Agent shall immediately notify the Company of (i) the names of each of the Dealers from whom the Calculation Agent received Bids on the Bid Date, (ii) the Bid submitted by each such Dealer and (iii) the Purchase Price as determined pursuant to paragraph (c) hereof. Unless the Call Option has terminated, the Calculation Agent shall thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid") and set the Coupon Reset Rate equal to the interest rate which would amortize the Notes Premium fully over the term of the REPS at the Yield to Maturity indicated by the Selected Bid, PROVIDED, HOWEVER, that if the Calculation Agent has not received a timely Bid from a Dealer, the Selected Bid shall be the lowest of all Bids received by such time and PROVIDED, FURTHER that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid). In all cases, Morgan Stanley & Co. Incorporated, in its capacity as a Dealer, has the right to match the Bid with the lowest Yield to Maturity, whereby Morgan Stanley & Co. Incorporated's Bid becomes the Selected Bid.

        (e) Immediately after calculating the Coupon Reset Rate, the Calculation Agent shall provide written notice to the Company and the Trustee, setting forth the Coupon Reset Rate. At the request of the holders of the REPS, the Calculation Agent will provide such holders the Coupon Reset Rate. The Company shall thereafter establish the Coupon Reset Rate as the new interest rate on the REPS, effective from and including the Coupon Reset Date by delivery to the Trustee on or before the Coupon Reset Date of an officers' certificate.

        (f) The Callholder shall sell the REPS to the Dealer that made the Selected Bid at the Purchase Price, such sale to be settled on the Coupon Reset Date in immediately available funds.

    If the Calculation Agent determines that (i) at any time prior to the sale of the REPS on the Bid Date an Event of Default has occurred and is continuing under the Indenture, (ii) a Market Disruption Event (as defined below) has occurred and is continuing following the exercise of the Call Option, and as a result thereof, the Callholder fails to pay the Call Price by 2:00 p.m., New York City time on the Business Day immediately preceding the Coupon Reset Date,
(iii) two or more of the Dealers have failed to provide Bids in a timely manner substantially as provided above, or (iv) the Company has defeased the REPS or any Indenture covenant applicable thereto, as described in the attached Prospectus, or notified the Calculation Agent or the Trustee in writing of its intent to do so, then such Call Option will be automatically revoked, and the Trustee will exercise the Mandatory Put as of the Coupon Reset Date on behalf of the holders. "Market Disruption Event" shall mean any of the following if such events occur and are continuing on any day from and including the date of the Call Notice to and including the Bid Date in the judgment of the Calculation
Agent: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, Inc. (the "NYSE") or the establishment of minimum prices on such exchange; (ii) a general moratorium on commercial banking activities declared by either federal or New York State authorities;
(iii) any material adverse change in the existing financial, political or economic conditions in the United States of America; (iv) an outbreak or escalation of major hostilities involving the United States of America or the declaration of a national emergency or war by the United States; or (v) any material disruption of the U.S. government securities market, U.S. corporate bond market or U.S. federal wire system; provided, in each case, that in the judgment of the Calculation Agent the effect of the foregoing makes it impractical to conduct the Coupon Reset Process.

    The Calculation Agreement provides that the Calculation Agent may resign at any time, such resignation to be effective ten business days after the delivery to the Company and the Trustee of notice of such resignation, or may be removed by the Company under certain circumstances. In either case, the Company may appoint a successor Calculation Agent.

    The Calculation Agent, in its individual capacity, may buy, sell, hold and deal in the REPS and may exercise any vote or join in any action which any holder of the REPS may be entitled to exercise or take as if it were not the Calculation Agent. The Calculation Agent, in its individual capacity, may also engage in any transaction with the Company and any of its affiliates as if it were not the Calculation Agent.

DEFEASANCE

    The REPS will be subject to defeasance and covenant defeasance as described in the attached Prospectus.

TRUSTEE

    SunTrust Bank, Atlanta (the "Trustee") is the trustee under the Indenture. The Company and certain of its affiliates maintain banking relationships in the ordinary course of business with the Trustee. The Trustee is also the trustee with respect to the Company's Ten Year 6 1/2% Notes, due June 15, 2005, Twelve Year 7% Notes, due February 1, 2005, Forty Year 7 5/8% Debentures, due May 15, 2035, and Thirty Year 6 3/8% Debentures, due June 1, 2028.

BOOK-ENTRY SYSTEM

    The REPS will be represented by one or more global securities (the "Global Security"). The Global Security will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Except under circumstances described below, the REPS will not be issuable in definitive form.

    Upon the issuance of the Global Security, the Depositary will credit on its book-entry registration and transfer system the accounts of persons designated by the Underwriters with the respective principal amounts of the REPS represented by the Global Security. Ownership of beneficial interests in the Global Security will be limited to persons that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Security.

    So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the REPS represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have REPS represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of REPS in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal and interest payments on REPS registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any paying agent or the registrar for the REPS will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interest.

    The Company expects that the Depositary for the REPS or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue REPS in definitive form in exchange for the entire Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the REPS represented by the Global Security and, in such event, will issue REPS in definitive form in exchange for the entire Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of REPS represented by the Global Security equal in principal amount to such beneficial interest and to have such REPS registered in its name. REPS so issued in definitive form will be issued as registered REPS in denominations of $1,000 and integral multiples thereof, unless otherwise specified by the Company.

    Settlement for the REPS will be made by the Underwriters in immediately available funds. All payments of principal and interest on Global Securities will be made by the Company in immediately available funds.

                         UNITED STATES FEDERAL TAXATION

    The following is based on the advice of Davis Polk & Wardwell, special tax counsel to the Company ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences of ownership and disposition of the REPS to initial holders purchasing REPS at the "issue price." The "issue price" of a REPS will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the REPS is sold for money. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect, any of which are subject to change, possibly on a retroactive basis. Moreover, it deals only with purchasers who hold REPS as "capital assets" within the meaning of Section 1221 of the Code, and does not purport to deal with persons in special tax situations, such as financial institutions, regulated investment companies, dealers in securities or currencies, persons holding REPS as a hedge against currency risk or as a position in a "straddle," "conversion" or another integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, because the Company intends to treat the REPS as maturing on the Coupon Reset Date, as discussed below, this discussion only addresses the U.S. federal income tax consequences of the REPS until the Coupon Reset Date.

    As used herein, the term "U.S. Holder" means a beneficial owner of REPS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust whose income is subject to U.S. federal income tax regardless of its source. As used herein, the term "non-U.S. Holder" means a beneficial owner of a REPS that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

    Because the REPS are subject to exercise of the Call Option or the Mandatory Put on the Coupon Reset Date, the Company intends to treat the REPS as maturing on the Coupon Reset Date for U.S. federal income tax purposes and as being reissued on the Coupon Reset Date should the Coupon Reset Process be completed. By purchasing the REPS, a holder agrees (in the absence of an administrative determination or judicial ruling to the contrary) to follow such treatment for U.S. federal income tax purposes. Because no debt instrument closely comparable to the REPS has been the subject of any Treasury regulation, revenue ruling or judicial decision, the U.S. federal income tax treatment of the REPS is not certain. No ruling on any of the issues discussed below will be sought from the Internal Revenue Service ("IRS"). Due to the absence of authorities that directly address instruments that are similar to the REPS, Tax Counsel has rendered no opinion as to the proper U.S. federal income tax characterization of the REPS. Accordingly, significant aspects of the U.S. federal income tax consequences of an investment in the REPS are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE REPS (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE REPS). EXCEPT WHERE INDICATED TO THE CONTRARY, THE FOLLOWING DISCUSSION ASSUMES THAT THE COMPANY'S TREATMENT OF THE REPS WILL BE RESPECTED FOR U.S. FEDERAL INCOME TAX PURPOSES. PROSPECTIVE PURCHASERS SHOULD ALSO CONSULT THEIR TAX ADVISERS WITH RESPECT TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

TREATMENT OF U.S. HOLDERS

    Assuming the characterization of the REPS as maturing on the Coupon Reset Date, Tax Counsel is of the opinion that the following U.S. federal income tax consequences would result with respect to U.S. Holders.

    PAYMENTS OF INTEREST. Interest on the REPS would be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. Holder in accordance with its method of accounting. The Company does not anticipate that the REPS will be issued with original issue discount ("OID"), generally defined as the excess of the stated redemption price at the Coupon Reset Date of the REPS over its issue price. However, if a REPS is issued with OID and such OID is greater than the statutory DE MINIMIS amount (generally, 1/4 of one percent of the REPS' stated redemption price at the Coupon Reset Date multiplied by the number of complete years to the Coupon Reset Date from the issue date), the holder of a REPS will be required to recognize as ordinary income the amount of OID on the REPS as such discount accrues, in accordance with a constant yield method.

    SALE, EXCHANGE OR REDEMPTION. When a REPS is sold or redeemed, the U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale or redemption (excluding any amount attributable to accrued interest not previously included in income) and the adjusted basis in its REPS. The adjusted basis of the REPS generally would equal the U.S. Holder's cost, increased by any OID previously includable in the U.S. Holder's income with respect to the REPS and reduced by any principal payments received by the U.S. Holder and, in the case of a REPS with OID, by the amount of any other payments that do not constitute qualified stated interest. Gain or loss on sale or redemption of a REPS would generally be capital gain or loss.

    Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. The deductibility of capital losses is subject to certain limitations.

ALTERNATIVE CHARACTERIZATION

    There can be no assurance that the IRS will agree with, or that a court will uphold, the Company's treatment of the REPS as maturing on the Coupon Reset Date and as thereafter being reissued upon completion of the Coupon Reset Process, and it is possible that the IRS could assert another characterization. In particular, the IRS could seek to treat the REPS as maturing on the Final Maturity Date and possibly also to treat the issue price of the REPS as including the amount the U.S. Holder could be treated as having received for the Call Option. Because of the possible reset pursuant to the Coupon Reset Process, if the REPS were treated as maturing on the Final Maturity Date, Treasury regulations relating to contingent payment debt obligations (the "Contingent Payment Debt Regulations") would apply. In such case, the timing and character of income on the REPS would be significantly affected. Among other things, U.S. Holders, regardless of their usual method of tax accounting, would be required to accrue income annually as OID, subject to the adjustments described below, at a "comparable yield" on the adjusted issue price, which could be higher than the actual cash payments received on the REPS in a taxable year. In this regard, the Contingent Payment Debt Regulations require that a projected payment schedule be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected payments. Furthermore, any gain realized with respect to the REPS would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's ordinary income inclusions with respect to the REPS. Any remaining loss generally would be treated as capital loss. In addition, upon the sale of a REPS (other than through the exercise of the Call Option), the IRS could take the position that the gain or loss with respect to the Call Option and the gain or loss with respect to the debt obligation must be separately determined, in which case any deemed loss with respect to the Call Option would be treated as capital loss, and a corresponding amount of additional ordinary income would need to be recognized by the U.S. Holder with respect to the sale of the debt obligation. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

    Prospective purchasers are strongly urged to consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the REPS.

TREATMENT OF NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to U.S. federal income or withholding tax on payments of principal, premium (if any) or interest (including OID and accruals under the Contingent Payment Debt Regulations, if any) on a REPS, unless such non-U.S. Holder owns actually or constructively 10% or more of the total combined voting power of the Company or is a controlled foreign corporation related to the Company through stock ownership. Sections 871(h) and 881(c) of the Code, and applicable Treasury regulations, require that, in order to obtain the exemption from withholding tax described above, either the beneficial owner of the REPS, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the REPS on behalf of such beneficial owner, file a statement with the withholding agent to the effect that the beneficial owner of the REPS is not a U.S. person. In general, such requirement will be fulfilled if the beneficial owner of a REPS certifies on IRS Form W-8, under penalties of perjury, that it is not a U.S. person and provides its name and address, and any Financial Institution holding the REPS on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such statement from the Holder (and furnishes the withholding agent with a copy thereof).

    Generally, a non-U.S. Holder will not be subject to U.S. federal income tax on any amount which constitutes gain upon retirement or disposition of a REPS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax adviser in this regard.

    If a non-U.S. Holder of a REPS is engaged in a trade or business in the United States, and if interest (including OID, if any) or gain on the REPS is effectively connected with the conduct of such trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to regular U.S. income tax on interest and on any gain realized on the sale, exchange or other disposition of a REPS in the same manner as if it were a U.S. Holder. In lieu of the statement described above, such Holder will be required to provide to the Company a properly executed Form 4224 (or successor form) in order to claim an exemption from withholding tax. In addition, if such non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on and any gain recognized on the sale, exchange or other disposition of a REPS will be included in the effectively connected earnings and profits of such non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States.

    The REPS will not be includable in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the REPS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    A holder may be subject to backup withholding at the rate of 31% of the interest and other "reportable payments" (including, under certain circumstances, principal payments and sales proceeds) paid with respect to the REPS if, in general, the holder fails to comply with certain certification procedures and is not an exempt recipient under applicable provisions of the Code.

    On October 6, 1997, the Treasury Department issued new regulations (the "New Regulations") which make modifications to the withholding, backup withholding and information reporting rules described above. The New Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisers regarding the New Regulations.

                                  UNDERWRITING

    Under the terms of and subject to the conditions contained in an Underwriting Agreement dated June 17, 1998, the Underwriters named below have severally agreed to purchase from the Company, and the Company has agreed to sell to them, the respective principal amounts of the REPS set forth below:

                                                                                  PRINCIPAL
UNDERWRITER                                                                         AMOUNT
------------------------------------------------------------------------------  --------------
Morgan Stanley & Co. Incorporated  ...........................................  $  160,000,000
Lehman Brothers Inc.  ........................................................     160,000,000
J.P. Morgan Securities Inc.  .................................................      60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated............................      60,000,000
Salomon Brothers Inc .........................................................      60,000,000
                                                                                --------------
    Total.....................................................................  $  500,000,000
                                                                                --------------
                                                                                --------------

    The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to take and pay for all of the REPS if any are taken.

    The Underwriters propose to offer the REPS in part directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and in part to certain dealers at such price less a concession of
 .300% of their principal amount. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the REPS to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Underwriters.

    In order to facilitate the offering of the REPS, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the REPS. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the REPS for their own account. In addition, to cover overallotments or to stabilize the price of the REPS, the Underwriters may bid for, and purchase, the REPS in the open market. Finally, the Underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the REPS in the offering, if the syndicate repurchases previously distributed REPS in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the REPS above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of their respective businesses, affiliates of the Underwriters have engaged, and will in the future engage, in investment banking transactions with the Company and certain of its affiliates.

PROSPECTUS

                                 $1,200,000,000

                       BELLSOUTH TELECOMMUNICATIONS, INC.

                                DEBT SECURITIES

    BellSouth Telecommunications, Inc. (the "Company") may offer, in one or more issues, up to $1,200,000,000 aggregate principal amount of its debt securities (the "Securities") on terms to be determined at the time the Securities are offered for sale. When a particular issue of the Securities is offered, a prospectus supplement ("Prospectus Supplement"), together with this prospectus, will be delivered setting forth the terms of the Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, rate of any interest (or manner of calculation thereof) and time of payment thereof, any redemption provisions, the initial public offering price, the names of the underwriters, dealers or agents, any compensation to such underwriters, dealers or agents and any other specific terms in connection with the offering and sale of the Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                          TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is June 1, 1998.

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                              -------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following SEC Regional Offices: 13th Floor, 7 World Trade Center, New York, NY 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, IL 60661-2511. Such material can also be inspected at the New York Stock Exchange. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549.

    The Company is not required to deliver annual reports to its security holders pursuant to the Exchange Act or any stock exchange requirement. Copies of its annual, quarterly and periodic reports to the SEC on Forms 10-K, 10-Q and 8-K (containing financial information audited by independent accountants in the case of its annual report on Form 10-K) are required to be furnished to the trustee under the indenture or indentures pursuant to which the Securities will be issued.

    The Company has registered the Securities with the SEC pursuant to Registration Statement Nos. 33-63661 and 333-00649 on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") under the Securities Act of 1933, as amended ("Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statements.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents have been filed by the Company with the SEC and are hereby incorporated herein by reference:

        Annual Report on Form 10-K for the year ended December 31, 1997.

        Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

    COPIES OF THE ABOVE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) MAY BE OBTAINED UPON REQUEST WITHOUT CHARGE FROM THE VICE PRESIDENT AND COMPTROLLER OF THE COMPANY, 675 WEST PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30375 (TELEPHONE NUMBER (404) 529-8611).

                                  THE COMPANY

    The Company is an operating telephone company, wholly owned by BellSouth Corporation, which provides predominantly tariffed telecommunications services to approximately two-thirds of the population and one-half of the territory within Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.

    The Company is a Georgia corporation and has its principal executive offices at 675 West Peachtree Street, N.E., Atlanta, Georgia 30375 (telephone number
(404) 529-8611).

                                USE OF PROCEEDS

    The Company intends to apply the net proceeds from the sale of the Securities primarily toward refinancing debt and also for general corporate purposes. The Company intends to offer Securities from time to time for refinancing purposes when and as prevailing interest rates and other market conditions are advantageous.

                           DESCRIPTION OF SECURITIES

    The following description sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the Securities offered by a Prospectus Supplement, and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement.

GENERAL INDENTURE PROVISIONS

    The Securities are to be issued in one or more series (a "Series") under an indenture or indentures (the "Indenture") entered or to be entered into between the Company and one or more trustees (the "Trustee"). The following summaries of certain provisions of the Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Particular sections of the Indenture which are relevant to the discussion are cited parenthetically. Capitalized terms used in this Prospectus which are defined in the Indenture shall have the same meaning herein as in the Indenture. "Principal" when used herein includes, when appropriate, the premium, if any.

    The Indenture does not limit the amount of securities, other than the Securities, which may be issued or the amount of debt which may be incurred by the Company. Reference is made to the Prospectus Supplement for the following terms of the Securities being offered hereby: (i) the title of the Securities;
(ii) the date on which the principal of the Securities will mature; (iii) the rate, if any, at which the Securities will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable;
(iv) any redemption or sinking fund provisions; (v) if other than the principal amount thereof, the portion of the principal amount of Securities which will be payable upon declaration of acceleration of the maturity thereof; and (vi) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of the Securities.

    The Securities will be issuable initially only as registered Securities without coupons in denominations of $1,000 and any integral multiple of $1,000. Principal and interest are to be payable at the office or agency of the Company designated by the Company from time to time. Securities may be presented for transfer or exchange at such office or agency. No service charge will be made for any transfer or exchange.

    The Securities will not be secured. The Company will covenant in the Indenture that if it shall subject to lien any of its property, it will secure the outstanding Securities, and any other of its obligations which may then be outstanding and entitled to the benefit of a similar covenant,* ratably with the indebtedness or obligations secured by such lien, so long as such obligations are so secured. The foregoing covenant will not apply to purchase-money liens, or to deposits to secure public or statutory obligations or with any governmental body for specified purposes. A subsidiary or other affiliate of the Company may subject to lien any property whether or not acquired from the Company. (SECTION 4.03)

    The Company also will covenant that if in case of certain events--namely,
(a) any consolidation or merger of the Company and any other corporation, or (b) any sale or conveyance of the property of the Company as an entirety or substantially as an entirety to any other corporation, or (c) the acquisition by the Company of the property of any other corporation as an entirety or substantially as an entirety--any of the property owned by the Company immediately prior to such event would thereupon become subject to any lien, the Company prior to such event will secure the outstanding Securities and any other of its obligations which may then be outstanding and entitled to the benefit of a similar covenant;* ratably by a direct lien on all such property of the Company, prior to any lien to which such property would become subject by reason of such event. In case the Securities have been secured pursuant to the provisions described in this paragraph by a direct lien on substantially all of the telephone plant and on all securities of affiliates owned by the Company, the covenants described in this paragraph and the preceding paragraph will no longer be of any effect. As used in the covenants referred to in this paragraph and the following paragraph, the word "securities" will be defined to mean stocks and all indebtedness except indebtedness (other than that arising from borrowing) incurred in the ordinary course of business. (SECTION 4.04)

    The Indenture will provide that the Company may be discharged from all obligations under outstanding Securities of any Series upon the irrevocable deposit with the Trustee as trust funds solely for the benefit of the holders of such Securities money and/or U.S. Government Obligations (as defined in the Indenture) sufficient to pay and discharge the principal of (and premium, if any) and interest on such Securities. In such event, except in the case of Securities becoming due and payable within one year, the Company shall deliver to the Trustee a ruling from the Internal Revenue Service or an Opinion of Counsel (as defined in the Indenture) to the effect that the holders of such Securities will not recognize income, gain or loss for federal income tax purposes as a result of the payment and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such payment and discharge had not occurred. On substantially the same terms and conditions, the Company may be relieved from the obligation to comply with certain covenants in the Indenture, including those described in the preceding two paragraphs. (SECTION 11.01)

    The Indenture will contain provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Securities; provided that no such modification shall (i) extend the fixed maturity of any Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Securities then outstanding. The Indenture will also contain provisions permitting the Company and the Trustee, without the consent of the holders of Securities, to modify the Indenture or any supplemental indenture or the rights of the holders of the Securities for certain limited purposes. (SECTION 9.02)

    Under the Indenture an Event of Default with respect to Securities of any Series means, with respect to Securities of such Series: default for 90 days in payment of interest; default in payment of principal or premium; default for 90 days after notice by the Trustee or the holders of at least 25% in aggregate

------------------------

* Each outstanding issue of long and intermediate term debt of the Company is entitled to the benefit of a similar covenant.

principal amount of Securities of such Series then outstanding in performance of any other covenants in the Indenture; or certain events in bankruptcy, insolvency or reorganization. (SECTION 6.01)

    Subject to the duty of the Trustee during default to act with the specified standard of care, the Trustee before taking any action under the Indenture is entitled to reasonable security or indemnity (SECTIONS 7.01 AND 7.02). Subject to such provisions for the indemnification of the Trustee, the holders of a majority of the principal amount of outstanding Securities of a Series may direct the time, method and place for certain actions by the Trustee with respect to Securities of such Series. (SECTION 6.06)

    Except as may be otherwise described in a Prospectus Supplement, the covenants contained in the Indenture would not afford holders of the Securities protection in the event of a highly-leveraged transaction involving the Company.

GLOBAL SECURITIES

    The Securities of a Series may be issued in the form of one or more fully registered global Securities (a "Global Security") that will be deposited with The Depository Trust Company (the "Depositary") or with a nominee for the Depositary. In such case, one or more Global Securities will be registered in the name of Cede & Co., as nominee for the Depositary and issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Securities of the Series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor depositary or a nominee of such successor. The laws of some States require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the Global Security.

    The Depositary has informed the Company that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. The Depositary holds securities that its participants deposit with it. The Depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to its system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Commission.

    The specific terms of the depositary arrangement with respect to any portion of a Series of Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such Series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Securities. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants) in accordance with the procedures of the Depositary.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary for such Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

    Principal and interest payments on Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any paying agent for such Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for any Securities represented by a Global Security, upon receipt of any payment of principal or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

    If the Depositary for any Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Securities of a Series represented by one or more Global Securities and, in such event, will issue Securities of such Series in definitive form in exchange for all of the Global Security or Securities representing such Securities. In such instance, a beneficial owner of a Global Security will be entitled to physical delivery in definitive form of Securities of such Series represented by the Global Security equal in principal amount to such beneficial interest and to have such Securities registered in its name. Securities so issued in definitive form will be issued as registered Securities in authorized denominations. Any Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received from the Depositary from participants with respect to ownership of beneficial interests in such Global Security.

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
                              PLAN OF DISTRIBUTION

    The Company may sell the Securities being offered hereby in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters (the "Underwriters") and (iv) through dealers.

    The distribution of the Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices or (iv) at negotiated prices.

    In connection with the sale of Securities, Underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be Underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such Underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospects Supplement.

    The Underwriters and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

    Ms. Margaret H. Greene, Vice President and General Counsel of the Company, is passing upon the legality of the Securities for the Company, relying on the opinions of other counsel as to certain matters. Ms. Greene may be deemed to own beneficially approximately 140,200 shares of BellSouth Corporation Common Stock, including interests through various BellSouth benefit plans.

    On behalf of dealers, underwriters or agents, Davis Polk & Wardwell is passing upon certain legal matters in connection with the offering of the Securities.

                            INDEPENDENT ACCOUNTANTS

    The financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference herein, have been audited by Coopers & Lybrand L.L.P., independent accountants, to the extent and for the periods indicated in their report relating to such financial statements, which is also incorporated by reference herein, and have been so included in reliance upon the report of Coopers & Lybrand L.L.P. given upon their authority as experts in auditing and accounting.

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